EMPLOYMENT AGREEMENT
between
ATA AIRLINES, INC.,
ATA HOLDINGS CORP.,
and
JOHN G. DENISON

(Effective September 1, 2005)

EMPLOYMENT AGREEMENT
between
ATA AIRLINES, INC.,
ATA HOLDINGS CORP.,
and
JOHN G. DENISON

This Employment Agreement (“Agreement”) is made and entered into by and between ATA Airlines, Inc. (“ATA”), ATA Holdings Corp. (“Holdings”; ATA and Holdings are referred to jointly and severally as the "Companies"), and John G. Denison (“Executive”).

Recitals

A.  On October 26, 2004, each of the Companies filed with the United States Bankruptcy Court for the Southern District of Indiana, Indianapolis Division (the "Bankruptcy Court"), its respective voluntary petition for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. as amended (the "Bankruptcy Code"; the Chapter 11 cases initiated by these filings are collectively called the "Chapter 11 Cases") The Companies each continue to operate their businesses and manage their properties as debtors-in-possession pursuant to the Bankruptcy Code.

B.  ATA and Executive are parties to that certain Employment Agreement dated effective as of February 21, 2005 (the “Initial Employment Agreement”), pursuant to which Executive serves as President and Chief Executive Officer of ATA.

C.   The Companies desire for Executive to continue to be employed by ATA as its President and Chief Executive Officer and also to serve as President and Chief Executive Officer of Holdings, all in accordance with the terms of this Agreement.

D.  The Companies intend to seek confirmation of plans of reorganization as soon as feasible, and if possible, by December 31, 2005. Pursuant to the reorganization plan confirmed for ATA, Holdings may continue as the sole shareholder of ATA or a corporation other than Holdings may become the owner and holder of all of the issued and outstanding capital stock of ATA. The term "New ATA" as used in this Agreement means the corporation which, after the confirmation of, and pursuant to a plan of reorganization for ATA or Holdings in the Chapter 11 Cases, owns and holds all of the issued and outstanding capital stock of ATA and, by whatever means, is or has become the employer of Executive as its Chief Executive Officer, or if there is no such corporate owner and employer, then the term shall mean ATA, as reorganized pursuant to such confirmed plan of reorganization. As used in this Agreement: (a) the term "Companies" shall mean, collectively, ATA and Holdings, except that from and after the confirmation of a plan of reorganization for ATA in ATA's Chapter 11 Case, the term shall mean, collectively, ATA and New ATA; (b) the term "Company" shall mean any one of the Companies.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Companies and Executive agree as follows:

1.  Effective Date. This Agreement shall not become effective until it shall have been authorized by the Bankruptcy Court in the Chapter 11 Cases. Subject to that approval, this Agreement shall be effective for all purposes as of September 1, 2005 (the “Effective Date”).

2.  Term of Employment. The term of this Agreement shall begin on the Effective Date and continue through December 31, 2007, subject, however, to earlier termination as provided in Section 8 of this Agreement (the “Term”).

3.  Position and Responsibilities. During the Term, Executive will serve as President and Chief Executive Officer of each of the Companies and in such additional executive positions as each of the Companies may designate from time to time during the Term. Executive agrees to perform all of the duties and responsibilities associated with such positions as well as other duties and responsibilities that may be assigned to Executive from time to time by the Board of Directors of each of the Companies. In addition, Executive's additional duties shall include providing the Board of Directors of each of the Companies periodic evaluations of the officers of the Companies working under Executive’s supervision or review, with a specific view of each individual’s qualifications and ability as a potential successor President and Chief Executive Officer of the Companies. Executive will report to the respective Boards of Directors of the Companies. In recognition of Executive’s role as President and Chief Executive Officer, it Executive shall continue to serve as a member of the Boards of Directors of the Companies during the Term.

4.  Location and Travel. Executive’s employment positions will be based at ATA’s corporate headquarters in Indianapolis, Indiana, and Executive will be expected to spend the vast majority of his employment time at such headquarters. The Companies understand that Executive’s permanent residence is in Dallas, Texas, and the Companies acknowledge that Executive may continue to commute weekly or bi-weekly to such permanent residence consistent with Executive’s commuting practices during his employment under the Initial Employment Agreement, as long as such commuting does not interfere unreasonably with the execution of Executive’s duties for the Companies. Given Executive’s positions for the Companies and the nature of the Companies’ business, the performance of Executive’s duties will entail significant travel around North America and occasionally abroad. ATA will reimburse Executive for all reasonable and actual travel expenses, subject to Executive’s compliance with applicable employee travel policies and guidelines of the Companies, as in effect from time to time.

5.  Standard of Care. During the Term, Executive (a) will devote his full working time, attention, energies and skills exclusively to the business and affairs of the Companies; (b) will exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties; (c) will not, except as noted herein, engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the express written consent of the Companies; and (d) will not take any action that deprives the Companies of any business opportunities or otherwise act in a manner that conflicts with the best interests of the Companies or that is detrimental to the business of the Companies; provided, however, this Section 5 shall not be construed as preventing Executive (x) from investing his personal assets in such form or manner as will not require his services in any capacity in the operations and affairs of the businesses in which such investments are made, or (y) from participating in charitable or other not-for-profit activities as long as such activities do not interfere with Executive’s work for the Companies.

6.  Compensation and Benefits. As remuneration for all services to be rendered by Executive during the Term pursuant to this Agreement, and as consideration for complying with the covenants herein, the Companies shall pay and provide to Executive the following:

6.1.  Annual Base Salary. Executive’s base salary shall be the nominal amount of Three Hundred Fifty Thousand Dollars ($350,000) on an annualized basis; provided, however, consistent with salary reductions taken by other executives of the Companies, the Companies shall pay Executive a reduced base salary of Two Hundred Eighty Thousand Dollars ($280,000) on an annualized basis (the “Base Salary”) unless and until Executive and the Companies agree to a different amount. The Companies will review the Base Salary on an annual basis to determine any appropriate annual increase in Base Salary, based on considerations such as Executive's performance, market compensation conditions, the financial performance of the Companies and inflation. The Base Salary shall be paid to Executive consistent with the Companies customary payroll practices.

6.2.  Incentive Bonus. Executive will be eligible to earn annual incentive bonus compensation from the Companies. The amount of the incentive bonus compensation, if any, shall be determined at the discretion of the Board of Directors of New ATA, with Executive not participating in the determination. Such annual incentive compensation will target 50% to 125% of Executive’s Base Salary and will be based on a combination of the achievement by the Companies on a consolidated basis of performance goals established by the Board of Directors of New ATA prior to the start of the calendar year for which the bonus is being determined, as well as such Board’s assessment of Executive’s performance as President and Chief Executive Officer of the Companies. The first annual incentive bonus compensation will be considered in January, 2007, relating to performance during calendar year 2006. New ATA also will consider in January, 2008, an incentive bonus for Executive relating to performance during calendar year 2007, notwithstanding that the term of Executive’s employment is to end at December 31, 2007.

6.3.  Equity Participation. An important part of Executive’s compensation as President and Chief Executive Officer of the Companies is to be in the form of equity participation, particularly given that Executive has agreed to a below-market annual Base Salary under this Agreement. The parties further acknowledge that it is not possible at the Effective Date of this Agreement for the parties to specify with precision the form of such equity participation because, among other reasons, the ultimate capital structure and valuation of New ATA upon emergence from bankruptcy are not yet known. Accordingly, Executive’s equity participation will be determined by mutual agreement at a future time closer to the actual date of the confirmation of a plan of reorganization and the emergence of ATA from bankruptcy, when the issues of capital structure and valuation of New ATA have been resolved, provided such equity participation is guided by the following principles: (a) the structure and form of Executive’s equity participation will align Executive’s long term interests with those of New ATA and its shareholders pursuant to which Executive will gain from the increase in shareholder equity that is created; (b) Executive’s equity participation will vest ratably over the remaining scheduled term of his employment and will vest immediately if New ATA or ATA terminates Executive’s employment without Cause or if Executive terminates his employment because of a Change in Control occurring after ATA’s exit from bankruptcy (and not in connection with that exit); (c) the life of the equity vehicle will be set in a manner to allow Executive to benefit from the potential long-term appreciation in New ATA equity. For example, if stock options are deployed, such options will have a minimum life of seven (7) years and a maximum life of ten (10) years, and Executive will be able to hold all vested options for their full term even after Executive is no longer employed by any of the Companies; (d) the value of the equity participation, over the full life of the equity vehicle deployed and as determined by the Black-Scholes method, should be set at a level consistent with comparable CEO-level appointments (post-bankruptcy and normal course of business) at mid-size carriers in the airline industry subject to reasonableness standards; (e) the value of the equity participation will also reflect Executive’s assistance to ATA in connection with its cost control and reduction efforts by Executive’s election to forego the bankruptcy exit bonus that would have been due Executive under the Initial Employment Agreement; (f) the strike price for any equity vehicle will be equal to the lower of (i) the valuation set forth in the final Disclosure Statement issued in connection with the confirmed reorganization plan for the Companies or (ii) the average closing price of the capital stock of New ATA over the first thirty (30) days after (A) exit from bankruptcy protection, and (B) at least twenty-five percent (25%) of New ATA’s capital stock having been distributed, so as to place Executive on the same basis as the shareholders of New ATA; and (g) the specific vehicle(s) selected for equity participation will reflect the parties’ objective of aligning Executive’s equity participation interest with the creation of long-term value for New ATA shareholders while serving Executive and New ATA in a tax efficient manner; the parties currently believe that the most advantageous vehicle would be stock options. At the appropriate juncture during the Term but in no event later than seventy-five (75) days after the effective date of a confirmed plan of reorganization of ATA and/or Holdings (the "Effective Reorganization Date"), the parties agree to negotiate and implement an equity participation benefits and awards for Executive consistent with the foregoing general principles.

6.4.  Employee Benefits. The Companies shall provide to Executive and his eligible dependents employee fringe benefits to which other employees of the Companies and their eligible dependents are generally entitled, subject to the eligibility requirements and other terms and conditions of such plans. Nothing contained in this Section shall obligate the Companies to institute, maintain or refrain from changing, amending or discontinuing any employee fringe benefit plan, so long as such changes are similarly applicable to other employees generally.

6.5.  Vacation. Executive shall be entitled to twenty (20) vacation days per year.

6.6.  Relocation Benefits. If Executive relocates his permanent residence to the Indianapolis, Indiana area before December 31, 2006, Executive will be entitled to relocation benefits in accordance with the executive relocation package policy of the Companies, or if there is more than one, the policy of Holdings.

6.7.  Travel Benefits. Executive shall be entitled to participate in ATA’s travel benefits program subject to the terms and conditions of such program, which program may be amended from time to time.

6.8.  Joint and Several Obligations. All compensation, benefit and other commitments, liabilities and obligations of the Companies to Executive arising under, pursuant to, by virtue of or in connection with this Agreement while Executive serves as Chief Executive Officer of the Companies shall be the joint and several obligations and liabilities of the Companies. If for any reason Executive shall cease to be employed as Chief Executive Officer of one of the Companies but continues to be employed as the Chief Executive Officer of the other Companies, then the compensation, benefits and other commitments, liabilities, and obligations to Executive arising under, pursuant to, by virtue of or in connection with this Agreement from and after termination of Executive's employment with that one Company shall be joint and several among such of the Companies as then continue to employ Executive. The Companies may elect to allocate among themselves the costs of the employment of Executive under and pursuant to this Agreement, with the allocation being based on whatever factors the Companies mutually determine are appropriate, but in the absence of such an allocation agreement, all costs of the employment of Executive shall be allocated to ATA. As a matter of convenience to the Companies, one of the Companies may pay compensation and benefits to Executive on behalf of the Companies.

7.  Reimbursement of Business Expenses. The Companies shall pay or reimburse Executive for all ordinary and necessary expenses, in a reasonable amount, which Executive incurs in performing his duties under this Agreement. Such expenses shall be paid or reimbursed to Executive consistent with the expense reimbursement policies of the Companies in effect from time to time and Executive agrees to abide by any such expense reimbursement policies.

8.  Termination of Employment.

8.1.  Termination Due to Death. If Executive dies during the Term, this Agreement shall terminate on the date of Executive’s death. Upon the death of Executive, the obligation to pay and provide to Executive compensation and benefits under this Agreement shall immediately terminate, except: (a) Executive shall be paid by the Companies that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; and (b)  Executive shall be paid or provided by the Companies such other payments and benefits, if any, which had accrued hereunder before Executive’s death. Other than the foregoing, the Companies shall have no further obligations to Executive (or Executive’s estate, heirs, executors, administrators and personal representatives) under this Agreement.

8.2.  Termination Due to Disability. If Executive suffers a Disability, the Companies shall have the right to terminate this Agreement and Executive’s employment with the Companies. The Companies shall deliver written notice to Executive of the Companies’ termination because of Disability, pursuant to this Section 8.2, specifying in such notice a termination date, and this Agreement and Executive’s employment by the Companies shall terminate at the close business on the specified termination date.

Upon the termination of this Agreement because of Disability, the obligation to pay and provide to Executive compensation and benefits under this Agreement shall immediately terminate, except: (a)  Executive shall be paid by the Companies that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; and (b)  Executive shall be paid or provided by the Companies such other payments and benefits, if any, which had accrued hereunder before the termination for Disability.

The term “Disability” shall mean either (i) when Executive is deemed disabled in accordance with the long-term disability insurance policy or plan, if any, of the Companies in effect at the time of the illness or injury causing the disability and under which Executive is insured, or if no such policy or plan is in effect, (ii) the inability of Executive, because of injury, illness, disease or bodily or mental infirmity as determined by a physician reasonably acceptable to the Companies, to perform the essential functions of his job (with or without reasonable accommodation) for more than one hundred twenty (120) days during any period of twelve (12) consecutive months.

8.3.  Termination Without Cause. At any time during the Term, the Companies may terminate this Agreement and Executive’s employment with the Companies without cause for any reason or no reason by notifying Executive in writing of the Companies’ intent to terminate, specifying in such notice the effective termination date, and this Agreement and Executive’s employment with the Companies shall terminate at the close of business on the termination date specified in the Companies’ notice. Upon termination of Executive’s employment by the Companies without cause, the obligation to pay and provide Executive compensation and benefits under this Agreement shall immediately terminate, except: (a)  Executive shall be paid that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; (b)  Executive shall be paid or provided such other payments and benefits, if any, which had accrued hereunder before the termination date; (c) the Companies shall pay Executive severance compensation in the form of salary continuation at Executive’s Base Salary rate, as then in effect, for a period of twelve (12) months following the termination date; and (d) the Companies shall pay Executive supplemental severance compensation consisting of twelve (12) monthly payments each equal to the sum of (i) an amount equal to the monthly COBRA premium Executive would pay if he elected to exercise his COBRA rights to continue group health and dental insurance coverage for himself and any eligible dependents, and (ii) an amount equal to the estimated federal and state tax liability that Executive will incur as a result of his receipt of the amounts set forth in this subpart (d) so that such supplemental payments are fully grossed-up (the payments set forth in this subpart (d) shall hereinafter be referred to as the “Supplemental Severance Payments”). Other than the foregoing, the Companies shall have no further obligations to Executive under this Agreement.

8.4.  Termination For Cause. At any time during the Term, the Companies may terminate this Agreement and Executive’s employment with the Companies for “Cause” as provided in this Section 8.4. The term “Cause” shall mean the occurrence of one or more of the following events: (a) Executive’s gross or habitual neglect of his employment duties and responsibilities; (b) Executive’s conviction of, pleading guilty to, or pleading nolo contendere or its equivalent to, a felony or any crime involving moral turpitude; (c) Executive’s engaging in any illegal conduct or willful misconduct in the performance of his employment duties for any of the Companies (or their affiliates); (d) Executive’s engaging in any fraudulent or dishonest conduct in his dealings with, or on behalf of, any of the Companies (or their affiliates); (e) Executive’s failure or refusal to follow the lawful instructions of the Board of Directors of any of the Companies, if such failure or refusal continues for a period of five (5) calendar days after the Board of Directors of any of the Companies delivers to Executive a written notice stating the instructions which Executive has failed or refused to follow; (f) Executive’s breach of his obligations under this Agreement; (g) Executive’s gross negligence in the performance of his employment duties under this Agreement; or (h) Executive’s misuse of alcohol or drugs which interferes materially with the performance of Executive’s employment duties for any of the Companies.

Upon the occurrence of any of the events specified above, the Companies may terminate Executive’s employment for Cause by notifying Executive in writing of its decision to terminate his employment for Cause, and Executive’s employment and this Agreement shall terminate at the close of business on the date on which the Companies give such notice.

Upon termination of Executive’s employment by the Companies for Cause, the obligation to pay or provide Executive compensation and benefits under this Agreement shall terminate, except: (a)  Executive shall be paid that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; and (b)  Executive shall be paid or provided such other payments or benefits, if any, which had accrued hereunder before the termination date.

8.5.  Termination by Executive Without Good Reason. At any time during the Term, Executive may terminate his employment without Good Reason by giving the Companies at least ninety (90) calendar days written notice of termination without Good Reason. Upon termination of Executive’s employment by Executive without Good Reason, the obligation to pay or provide Executive compensation and benefits under this Agreement shall terminate, except: (a) Executive shall be paid that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; and (b) Executive shall be paid or provided such other payments or benefits, if any, which had accrued hereunder before the termination date.

8.6.  Termination by Executive for Good Reason. At any time during the Term, Executive may terminate his employment with the Companies for Good Reason by giving the Companies written notice of termination for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean any of the following:

(a)  any material breach by any of the Companies of any provision of this Agreement which is not cured by the breaching Company within ten (10) business days of receipt by that Company of written notice from Executive specifying with particularity the existence and nature of the breach; or

(b)  Executive’s termination of his employment for any reason within three (3) months immediately following a Change in Control.

If this Agreement and Executive’s employment are terminated by Executive for Good Reason pursuant to this Section 8.6, the obligation to pay or provide Executive compensation and benefits under this Agreement shall terminate, except:  (a)  Executive shall be paid that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; (b)  Executive shall be paid or provided such other payments or benefits, if any, which had accrued hereunder before the termination date; (c) the Companies shall pay Executive severance compensation in the form of salary continuation payments at Executive’s Base Salary rate, at the rate then in effect, for a period of twelve (12) months following the termination date; and (d) the Companies shall pay Executive the Supplemental Severance Payments.

8.7.  Definition of Change in Control. For purposes of this Agreement, the term “Change in Control” means and shall be deemed to have occurred upon the occurrence of any one or more of the following:

(a)  entry by the Court in the Bankruptcy Proceeding of a final, non-appealable order confirming a plan of reorganization of both or either of the Companies;

(b)  consummation of a sale or other disposition of all or substantially all of the assets of ATA, or of all of the issued and outstanding capital stock of ATA which is now owned by Holdings, other than to New ATA;

(c)  following the confirmation of a plan of reorganization for ATA, and not pursuant to such plan, the acquisition by any individual, entity, or group of beneficial ownership of more than percent (50%) of the outstanding equity interests of ATA or New ATA;

(d)  a majority of the members of the Board of Directors of New ATA or ATA are not Continuing Directors; or

(e)  following the confirmation of a plan of reorganization for ATA, and not pursuant to such plan, there shall occur a consummation of a plan of merger or consolidation involving ATA or New ATA pursuant to which after the merger or consolidation more than fifty percent (50%) of the equity interests of the surviving entity is owned or controlled by a person or entity other than New ATA.

As used above, the term "Continuing Directors" means, as of any date of determination, any member of the board of directors of ATA or New ATA who (i) was a member of such board of directors thirty (30) days following the date on which a confirmed plan of reorganization for ATA, as confirmed in the Chapter 11 case, becomes effective, or (ii) was nominated for election or elected to such board of directors by a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

8.8.  Severance Release. Executive acknowledges and agrees that as a condition to receiving any of the severance compensation (including the Supplemental Severance Payments) pursuant to Section 8.3 or 8.6 of this Agreement (such severance compensation being collectively referred to as the "Severance Compensation"), Executive shall execute and deliver to the Companies a Release Agreement in form and substance reasonably satisfactory to the Companies pursuant to which Executive releases and waives any and all claims against the Companies and their affiliates arising out of this Agreement, Executive’s employment with the Companies, Executive’s work for the Companies or their affiliates and/or the termination of Executive’s employment with the Companies; provided, however, that such Release Agreement shall not affect or relinquish (a) any vested rights Executive may have under any insurance or other employee benefit plans sponsored by any of the Companies, (b) any claims for salary or other compensation earned by Executive prior to the employment termination date; (c) any claims for reimbursement of business expenses incurred prior to the employment termination date, (d) any rights to Severance Compensation; or (e) Executive's rights to indemnification pursuant to Section 12 of this Agreement or by law. In the event Executive dies during the period he is receiving any Severance Compensation, the Companies' obligation to pay such Severance Compensation shall not terminate, and the unpaid portion of such Severance Compensation shall be paid in a lump sum to Executive's estate as soon as administratively feasible.

8.9.  Resignation as Officer and/or Director Upon Employment Termination. In the event Executive’s employment with the Companies terminates for any reason (including, without limitation, pursuant to Sections 8.1 - 8.6 herein), Executive agrees and covenants that he will immediately resign any and all positions, including, without limitation, as an officer and/or member of the Board of Directors or any other governing boards, he may hold with the Companies or any of their affiliates.

8.10.  No Duplication. Executive acknowledges that, unless otherwise provided for in any policy or plan governing severance benefits for employees of either of the Companies, including Executive, Executive shall be entitled only to the Severance Compensation as a severance benefit related to his employment under this Agreement.

9.  Non-Disclosure. Executive acknowledges that during the course of Executive’s employment with the Companies Executive will be creating, making use of, acquiring, and/or adding to confidential information relating to the business and affairs of the Companies (and their affiliates), which information will include, without limitation, procedures, methods, manuals, lists of customers, suppliers and other contacts, sales and other reports, marketing plans, business plans, financial data, and personnel information. Executive covenants and agrees that Executive shall not, at any time during Executive’s employment with the Companies or thereafter at any time, directly or indirectly, use, divulge or disclose for any purpose whatsoever any of the Companies’ (or their affiliates’) confidential information or trade secrets, except in the course of Executive’s work for and on behalf of the Companies (or their affiliates). During Executive’s employment by the Companies, any inventions, new devices or procedures, as well as any patent, copyright or trademark applications filed, or patents, copyrights or trademarks obtained, as a result of Executive’s efforts on behalf of the Companies (or any of their affiliates) shall belong and inure to the exclusive benefit of the Companies. Upon the termination of Executive’s employment with the Companies, or at any of the Companies’ request, Executive shall immediately deliver to the Companies any and all records, documents, or electronic data (in whatever form or media), and all copies thereof, in Executive’s possession or under Executive’s control, whether prepared by Executive or others, containing confidential information or trade secrets relating to the Companies (or their affiliates). Executive acknowledges and agrees that his obligations under this Section shall survive the expiration or termination of this Agreement and the cessation of his employment with the Companies for whatever reason.

10.  Restrictive Covenants. Executive acknowledges that in connection with his employment with the Companies, he will provide executive-level services that are of a unique and special value and that he will be entrusted with confidential and proprietary information concerning the Companies and their affiliates. Executive further acknowledges that the Companies and their affiliates are engaged in highly competitive businesses and that the Companies and their affiliates expend substantial amounts of time, money and effort to develop trade secrets, business strategies, customer relationships, employee relationships and goodwill. Therefore, as an essential part of this Agreement, Executive agrees and covenants to comply with the following restrictive covenants.

10.1.  Non-Competition. Executive agrees to comply with the non-competition covenants set forth in this Section 10.1. Executive may at any time waive his right to receive Severance Compensation (including during the period that he is receiving Severance Compensation) by notifying ATA in writing of such waiver, at which point Executive will no longer be entitled to receive any further Severance Compensation and Executive will no longer be bound by the non-competition covenants set forth in Section 10.1 of this Agreement. If Executive violates any of the non-competition covenants set forth in Section 10.1 of this Agreement, Executive will not be entitled to payment of any further Severance Compensation.

(a)  During the term of Executive’s employment with the Companies under this Agreement and thereafter during the period that Executive is actually receiving Severance Compensation after the termination of such employment (the "Post-Termination Period"), Executive will not own, manage, operate, control, invest in, lend to, acquire an interest in, or otherwise engage or participate in (whether as an employee, independent contractor, consultant, partner, shareholder, joint venturer, investor or any other type of participant), or use or permit Executive’s name to be used in, any business which competes with any Business (as defined below). For purposes of clarity, if this Agreement terminates and Executive is not to receive Severance Compensation following such termination, the non-competition covenants in this Section 10.1 shall no longer be in effect. Further, if following a termination of this Agreement Executive is to be receiving Severance Compensation but the Companies default in its payment following ten (10) days' written notice to the Companies from Executive, the non-competition covenants in this Section 10.1 shall expire and shall no longer be in effect.

(b)  During Executive’s employment under this Agreement and thereafter during the Post-Termination Period, Executive will not within the Restricted Geographic Territory own, manage, operate, control, invest in, lend to, acquire an interest in, or otherwise engage or participate in (whether as an employee, independent contractor, consultant, partner, shareholder, joint venturer, investor or any other type of participant), or use or permit Executive’s name to be used in, any business which competes with any Business. The parties acknowledge and agree that the Business is generally located at least within the Restricted Geographic Territory, extends throughout the Restricted Geographic Territory and is not limited to any particular region of the Restricted Geographic Territory.

(c)  During Executive’s employment under this Agreement and thereafter during the Post-Termination Period, Executive will not within the Restricted Geographic Territory own, manage, operate, control, invest in, lend to, acquire an interest in, or otherwise engage or participate in (whether as an employee, independent contractor, consultant, partner, shareholder, joint venturer, investor or any other type of participant), or use or permit Executive’s name to be used in, any business which competes with any Business, as such Business existed during Executive’s employment with ATA and as of the termination of Executive’s employment with ATA.

(d)  During Executive’s employment under this Agreement and thereafter during the Post-Termination Period, Executive will not within the Restricted Geographic Territory own, manage, operate, control, invest in, lend to, acquire an interest in, or otherwise engage or participate in (whether as an employee, independent contractor, consultant, partner, shareholder, joint venturer, investor or any other type of participant) or use or permit Executive’s name to be used in, any business which competes with any charter or scheduled service commercial air carrier routes flown by ATA as such existed during Executive’s employment with ATA and as of the termination of Executive’s employment with ATA.

(e)  Notwithstanding the provisions of Sections 10.1(a), 10.1(b), 10.1(c), and 10.1(d) hereof, the parties agree that Executive is not prohibited from owning for investment purposes securities of any public company provided such ownership does not exceed five percent (5%) of any class of securities of such public company.

(f)  Notwithstanding the provisions of Sections 10.1(a), 10.1(b), 10.1(c), and 10.1(d) hereof, the parties agree that during the Post-Termination Period, Executive may be employed by or render services to Southwest Airlines Co. or any of its subsidiaries, without limitation, and also to any entity that owns at least ten percent (10%) of one of the Companies, if Executive’s principal function for such entity is to assist in monitoring, and counseling such entity with respect to, its investment in both or either of the Companies.

(g)  For purposes of this Agreement, the term “Business” means, collectively, the sale or provision of air carrier services certified by the Federal Aviation Association (“FAA”) or United States Department of Transportation (“DOT”), non-military charter and air taxi services, military charter services to the United States’ military, cargo services, wet leasing or any other business conducted by either of the Companies as such business existed at any time during Executive’s employment with either of the Companies and as of the termination of such employment. For purposes of this Agreement, the term “Restricted Geographic Territory” means (i) the geographic area of the continental United States plus the State of Hawaii plus any geographic area within a 100-mile radius of any destination in the world to which ATA has flown commercial airline passengers at any time during Executive’s employment with either of the Companies; (ii) the geographic area of the continental United States, plus the State of Hawaii, plus any geographic area within a 50-mile radius of any destination in the world to which ATA has flown United States’ military charters at any time during the Executive’s employment with either of the Companies; and (iii) any additional geographic areas in which either of the Companies sold or solicited or marketed the sale of any aspect of its Business at any time during Executive’s employment with either of the Companies.

10.2.  Non-Solicitation of Employees. During the term of Executive’s employment under this Agreement and for a period of one (1) year immediately after the termination of such employment, Executive will not solicit, recruit, hire, employ or attempt to hire or employ any person who is then an employee of any of the Companies, or was employed by either of the Companies within the one (1) year period immediately prior to termination of Executive's employment under this Agreement, or urge, influence, induce or seek to induce any employee of any of the Companies to terminate such employee's relationship with either of the Companies.

10.3.  Non-Interference With Contractors and Vendors. During the term of Executive’s employment under this Agreement and for a period of one (1) year immediately after the termination of such employment, Executive will not urge, induce or seek to induce any of the Companies’ independent contractors, subcontractors, consultants, vendors, suppliers or lessors to terminate their relationship with, or representation of, any of the Companies or to cancel, withdraw, reduce, limit, or in any manner modify any of such person’s or entity’s business with, or representation of, any of the Companies.

10.4.  Direct or Indirect Activities. Executive acknowledges and agrees that the covenants contained in Sections 9 and 10 prohibit Executive from engaging in certain activities directly or indirectly, whether on Executive’s own behalf or on behalf of any other person or entity, and regardless of the capacity in which Executive is acting, including without limitation as an employee, independent contractor, owner, partner, officer, agent, consultant, or advisor.

10.5.  Survival of Restrictive Covenants. Executive acknowledges and agrees that his obligations under Sections 9 and 10 of this Agreement shall survive the expiration or termination of this Agreement and the cessation of his employment with the Companies for whatever reason.

10.6.  Severability; Modification of Restrictions. The covenants and restrictions in Sections 9 and 10 of this Agreement are separate and divisible, and to the extent any covenant, provision or portion of Sections 9 and 10 of this Agreement is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of Sections 9 and 10 of this Agreement. If any particular covenant, provision or portion of Sections 9 and 10 is determined to be unreasonable for unenforceable for any reason, such covenant, provision or portion thereof shall automatically be deemed reformed such that the contested covenant, provision or portion will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law. The parties agree that any court interpreting any of the restrictions and covenants contained in Sections 9 and 10 of this Agreement shall, if necessary, reform any such covenant to make it enforceable under applicable law.

11.  Remedies. Executive recognizes that a breach or threatened breach by Executive of Sections 9 or 10 of this Agreement will give rise to irreparable injury to the Companies and that money damages will not be adequate relief for such injury and, accordingly, Executive agrees that the Companies shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available, including without limitations, the cessation of payments and benefits under this Agreement and recovery of money damages.

12.  Indemnification.

(a)  The Companies shall indemnify Executive against all Liability and Expense that may be incurred by him in connection with or resulting from any Claim to the fullest extent authorized or permitted by law, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Companies to provide broader indemnification rights than such law permitted the Companies to provide prior to such amendment), or otherwise consistent with the public policy of the State of Indiana. In furtherance of the foregoing, and not by way of limitation, Executive shall be indemnified by the Companies against all Liability and reasonable Expense that may be incurred by him in connection with or resulting from any Claim, (1) if Executive is Wholly Successful with respect to the Claim, or (2) if not Wholly Successful, then if Executive is determined, as provided in either subsection (e) or (f) below, to have acted in good faith, in what he reasonably believed to be the best interests of the Companies or at least not opposed to its best interests and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. The termination of any Claim, by judgment, order, settlement (whether with or without court approval), or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that Executive did not meet the standards of conduct set forth in clause (2) of this subsection (a).

(b)  The term “Claim” as used in this Section shall include every pending, threatened, or completed claim, action, suit, or proceeding and all appeals thereof (whether brought by or in the right of any of the Companies or otherwise), civil, criminal, administrative, or investigative, formal or informal, in which Executive may become involved, as a party or otherwise:

(1)	by reason of his or her being or having been an officer or employee of any of the Companies, or

(2)
by reason of any action taken or not taken by him in his capacity as an officer or employee of any of the Companies, whether or not he continued in such capacity at the time such Liability or Expense shall have been incurred.

(c)  The terms “Liability” and “Expense” as used in this Section  shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines, or penalties against (including excise taxes assessed with respect to an employee benefit plan), and amounts paid in settlement by or on behalf of Executive.

(d)  The term “Wholly Successful” as used in this Section shall mean (1) termination of any Claim, whether on the merits or otherwise, against Executive in question without any finding of liability or guilt against him, (2) approval by a court, with knowledge of the indemnity herein provided, of a settlement of any Claim, or (3) the expiration of a reasonable period of time after the making or threatened making of any Claim without the institution of the same, without any payment or promise made to induce a settlement.

(e)  If Executive is claiming indemnification hereunder (other than if Executive has been Wholly Successful with respect to any Claim), Executive shall be entitled to indemnification (1) if special independent legal counsel, which may be regular counsel of the Companies, or other disinterested person or persons, in either case selected by the Board of Directors of the Companies (such counsel or person or persons being hereinafter called the “Referee”), shall deliver to the Companies a written finding that Executive has met the standards of conduct set forth in subsection (a)(2) above, and (2) if the Board of Directors of any of the Companies, acting upon such written finding, so determines. Such Board of Directors shall, if Executive is found to be entitled to indemnification pursuant to the preceding sentence, also determine the reasonableness of Executive’s Expenses. Executive shall, if requested, appear before the Referee, answer questions that the Referee deems relevant and shall be given ample opportunity to present to the Referee evidence upon which Executive relies for indemnification. The Companies shall, at the request of the Referee, make available facts, opinions, or other evidence in any way relevant to the Referee’s findings that are within the possession or control of the Companies.

(f)  If Executive is claiming indemnification pursuant to subsection (e) above and if the Board of Directors fails to select a Referee within a reasonable amount of time following a written request of Executive for the selection of a Referee, or if the Referee or the Board of Directors fails to make a determination under subsection (e) above within a reasonable amount of time following the selection of a Referee, Executive may apply for indemnification with respect to a Claim to a court of competent jurisdiction, including a court in which the Claim is pending against Executive. On receipt of an application, the court, after giving notice to the Companies and giving the Companies opportunity to present to the court any information or evidence relating to the claim for indemnification that the Companies deems appropriate, may order indemnification if it determines that Executive is entitled to indemnification with respect to the Claim because Executive met the standards of conduct set forth in subsection (a)(2) above. If the court determines that Executive is entitled to indemnification, the court shall also determine the reasonableness of Executive’s Expenses.

(g)  Expenses incurred by Executive in defending any Claim shall be paid by the Companies in advance of the final disposition of such Claim promptly as they are incurred upon receipt of an undertaking by or on behalf of Executive to repay such amount if he is determined not to be entitled to indemnification.

(h)  The rights of indemnification and advancement of Expenses provided in this Section shall be in addition to any rights to which Executive may otherwise be entitled, provided that the Companies shall not be obligated to make any payment in connection with a Claim to the extent Executive has received payment of such amount from another source, including without limitation any insurer.

(i)  The provisions of this Section shall be applicable to Claims made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after the date of this Agreement.

(j)  If this Section or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Companies shall nevertheless indemnify Executive as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Companies, to the fullest extent permitted by any applicable portion of this Section that shall not have been invalidated and to the fullest extent permitted by applicable law.

13.  Assignment.

13.1.  Assignment by the Companies. The Companies shall have the right to assign this Agreement, and this Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Companies, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization.

13.2.  Non-Assignment by Executive. The services to be provided by Executive to the Companies hereunder are personal to Executive, and Executive’s duties may not be assigned by Executive.

14.  Notice. Any notice required or permitted under this Agreement shall be in writing and either delivered personally or sent by nationally recognized overnight courier, express mail, or certified or registered mail, postage prepaid, return receipt requested, at the following respective address unless the party notifies the other party in writing of a change of address:

If to any of the Companies:

ATA Airlines, Inc.
7337 West Washington Street
P.O. Box 51609
Indianapolis, Indiana 46231-1300
Attention: Brian Hunt, Senior Vice President and General Counsel

If to Executive:

John G. Denison
_____________________________________
_____________________________________

A notice delivered personally shall be deemed delivered and effective as of the date of delivery. A notice sent by overnight courier or express mail shall be deemed delivered and effective one (1) day after it is deposited with the postal authority or commercial carrier. A notice sent by certified or registered mail shall be deemed delivered and effective two (2) days after it is deposited with the postal authority.

15.  Miscellaneous.

15.1.  Entire Agreement and Cancellation of Initial Employment Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. ATA and Executive acknowledge and agree that this Agreement supersedes and cancels the Initial Employment Agreement for all purposes.

15.2.  Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by Executive and the Boards of Directors of ATA and Holdings.

15.3.  Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15.4.  Tax Withholding. The Companies may withhold from any compensation or benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

15.5.  Contractual Rights to Benefits. Nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Companies to segregate, earmark or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

15.6.  Employment Policies. Executive agrees to abide by any employment rules or policies applicable to ATA’s employees generally that ATA currently has or may adopt, amend or implement from time to time during Executive’s employment under this Agreement.

15.7.  No Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

15.8.  Governing Law; Choice of Forum. To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, notwithstanding any state’s choice-of-law or conflicts-of-law rules to the contrary. This Agreement is intended, among other things, to supplement the provisions of the Uniform Trade Secrets Act, as amended from time to time, and the duties Executive owes to the Companies under the common law, including, but not limited to, the duty of loyalty. The parties agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Marion County, Indiana, or in the United States District Court for the Southern District of Indiana, Indianapolis Division, and the parties hereby irrevocably consent and submit to the jurisdiction and venue of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue in any action commenced or maintained in such courts.

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IN WITNESS WHEREOF, ATA, Holdings, and Executive have executed this Agreement, intending it to be effective as provided in Section 1 of this Agreement.

ATA AIRLINES, INC.

By: /s/ Brian T. Hunt
Name: Brian T. Hunt
Title: Senior Vice President and General Counsel

ATA HOLDINGS CORP.

By: /s/ Brian T. Hunt
Name: Brian T. Hunt
Title: Senior Vice President and General Counsel

EXECUTIVE

/s/ John G. Denison
John G. Denison